6901 Professional Parkway East          Telephone (941) 556-2601
Suite 200         Fax (941) 556-2670
Sarasota, FL 34240

November 25, 2019

BY HAND DELIVERY
Laurence Neil Hunn
6901 Professional Parkway East / Suite 200
Sarasota, Florida 34240

Re: Long-Term Incentive Opportunity
Dear Neil:

Thank you for your leadership and continuing service to Roper Technologies, Inc. (“Roper” or the “Company”). The Company is pleased to offer you the following long-term incentive opportunity (the “Long-Term Incentive Opportunity”), the details of which are set forth in this letter agreement (the “Letter Agreement”). The “Performance Period” shall be the five-year period commencing January 1, 2019 and concluding December 31, 2023.

1.The amount of incentive opportunity you will be eligible to earn (the “Incentive Amount”), if any, will be based upon the Company’s performance during (and measured at the end of) the Performance Period against the performance criterion set forth below. The maximum Incentive Amount you may earn is $18.605 million.

•	Should the Company generate cumulative Adjusted EBITDA (as defined below) of $11.781 billion (or more) during the entire Performance Period, the Incentive Amount shall be $18.605 million.

•	Should the Company generate cumulative Adjusted EBITDA of $10.325 billion during the entire Performance Period, the Incentive Amount shall be $6.512 million.

•
Should the Company generate cumulative Adjusted EBITDA of more than $10.325 billion but less than $11.781 billion during the entire Performance Period, the Incentive Amount shall be an amount between $6.512 million and $18.605 million determined using straight-line interpolation based upon the amount of Adjusted EBITDA generated during the entire Performance Period.

o	For example and example only, should the Company generate cumulative Adjusted EBITDA of $11.0 billion during the entire Performance Period, the Incentive Amount shall be $12.118 million.

•	Should the Company generate cumulative Adjusted EBITDA of less than $10.325 billion during the entire Performance Period, the Incentive Amount shall be $0.

Adjusted EBITDA is earnings before interest, income-related taxes, depreciation and amortization, increased or reduced to eliminate the effects of extraordinary items, discontinued operations, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses, litigation expenses and settlements, reorganization and restructuring programs, and non-recurring or special items (as discussed in the Company’s quarterly earnings releases). Adjusted EBITDA shall be calculated in a manner generally consistent with the Company’s calculation of $1.806 billion Adjusted EBITDA generated during the period January 1, 2018 through December 31, 2018, though any adjustments to arrive at Adjusted EBITDA shall be subject to the reasonable good faith discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) after consultation with you. Each adjustment (if any) by the Compensation Committee shall be recorded (with sufficient detail explaining the rationale for the adjustment and the terms of such adjustment) on an exhibit to this Letter Agreement once each fiscal year (no later than March 30 following the respective fiscal year commencing March 30, 2020). In addition, at the conclusion of each calendar year, you and the Compensation Committee shall consult on potential changes to the cumulative Adjusted EBITDA targets referenced above to reflect the impact of material acquisitions and material divestitures. Such adjustments shall be recorded on an exhibit to this Letter Agreement.

2.     The Incentive Amount, if any, due to you under this Letter Agreement shall be paid, less all ordinary and necessary payroll deductions and tax withholdings, after certification of satisfaction of the performance criterion by the Compensation Committee. Such certification shall be made on a date within 90 days after the conclusion of the Performance Period (the “Certification Date”). Any payment due you shall be paid as soon as practicable following the certification of the Adjusted EBITDA for the Performance Period but in any event not later than 30 days following such certification. If the 120-day combined period for making the certification of Adjusted EBITDA and the payment to you spans two taxable years, then the payment shall be made on the Company’s first payroll date coinciding with or immediately following the 120th day following the measurement date.

3.    Except as otherwise provided in this paragraph 3 or paragraph 4 below, if prior to the Certification Date your employment with the Company ends as a result of your voluntary resignation (other than for Limited Good Reason), death, Disability, or the Company’s termination of your employment for Cause (as Disability and Cause are currently defined in the Company’s 2016 Incentive Plan), you will forfeit any and all rights to any Incentive Amount. However, except as otherwise provided in paragraph 4 below, you are either involuntarily terminated by the Company without Cause or you resign with Limited Good Reason, the Compensation Committee shall determine the cumulative Adjusted EBITDA generated by the Company from January 1, 2019 through the last day of the month of your conclusion of employment. Such amount shall be compared with adjusted targets by the Compensation Committee reflecting the portion of time that has elapsed during the Performance Period to determine an amount that shall then be further prorated by the number of months of the Performance Period you served the Company divided by sixty (60) to determine the final Incentive Amount. As used in this paragraph 3, “Limited Good Reason” means either of the following, without your consent: (i) the assignment of duties materially inconsistent with your current position; or (ii) and adverse reduction in your title or reporting line to the Board; provided that, in each case, written notice of your resignation with Limited Good Reason must be delivered to the Board within 30 days after the occurrence of any such event with such notice specifying the specific reason(s) in this paragraph in order for your resignation with Limited Good Reason to be effective hereunder. The Company shall have 30 days to remedy any situation for which you have attempted to resign with Limited Good Reason, and if such is remedied within such 30 days, your resignation with Limited Good Reason shall no longer be of any force or effect.

4.    In the event of a Change in Control during the Performance Period while you are employed by the Company, all performance requirements set forth in this Letter Agreement shall be waived and the maximum Incentive Amount determined under paragraph 1 hereof shall be due and paid to you in accordance with the payment terms of this Letter Agreement if, and only if, at the time of, or any time within 24 months after, the Change in Control but prior to December 31, 2023, your employment with the Company (or any successor thereto) is involuntarily terminated by the Company (or any successor thereto) other than for Cause or you resign with Good Reason. For the avoidance of doubt, if your employment with the Company (or any successor thereto) terminates more than 24 months after a Change in Control but prior to December 31, 2023, the provisions of paragraph 3 above shall apply (though all performance requirements set forth herein shall be waived, and the maximum Incentive Amount shall be prorated by the number of months of the Performance Period you served the Company divided by sixty (60) to determine the final Incentive Amount). As used in this paragraph 4, “Good Reason” means either of the following, without your consent: (i) a material reduction in your annual base salary or targeted annual bonus opportunity; (ii) the assignment of duties materially inconsistent with your current position; (iii) and adverse reduction in your title or reporting line to the Board; or (iv) a required relocation of your principal place of employment to a location outside of the State of Florida; provided that, in each case, written notice of your termination for Good Reason must be delivered to the Board within 30 days after the occurrence of any such event with such notice specifying the specific reason(s) in this paragraph in order for your termination with Good Reason to be effective hereunder. The Company shall have 30 days to remedy any situation for which you have attempted to resign with Good Reason, and if such is remedied within such 30 days, your resignation with Good Reason shall no longer be of any force or effect.

5.    In the event of your death or Disability (as that term is currently defined in the Company’s 2016 Incentive Plan) prior to certification of satisfaction of the performance criterion by the Compensation Committee, you or your estate (as the case may be) will remain eligible to earn the Incentive Amount should the performance criterion be satisfied at the conclusion of the Performance Period. Such amount, if any, would be paid to you or your estate (as the case may be) at the time and as specified in paragraph 2, above.

6.     The Incentive Amount payable to you hereunder may be deferred in whole or in part at your election by making an election no later than June 30, 2022 or if earlier, six months prior to the applicable measurement date . No election by you to defer will be effective if not made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory and other guidance promulgated thereunder (“Section 409A”). Such deferral election shall be made under the Company’s Non-Qualified Retirement Plan or a similar Section 409A-compliant deferral instrument providing comparable investment alternatives for the amount deferred.

7.    Your employment with the Company remains on an “at will” basis and is not for a definite term. As such, either party can terminate your employment relationship with the Company at any time, for any reason, with or without notice or Cause.

8.    As a condition to the Company providing you the Long Term Incentive Opportunity and your acceptance of it, you expressly agree to abide by the Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Covenants set forth in Appendix A, which is attached hereto and incorporated herein.

9.    This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof, and each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in any proceeding arising in connection with this Letter Agreement. Each party hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort, statute, common law or otherwise) arising out of or relating to this Letter Agreement.

10.     This Letter Agreement is intended to comply with, and shall be administered by the Company in accordance with, Section 409A. If the Company and you determine in good faith that any provision of this Letter Agreement is not in compliance with Section 409A, the parties shall negotiate in good faith a modification of the terms hereof to so comply, preserving, to the maximum extent possible, the original economic intent of the parties.

Please sign and date this Letter Agreement and return to me at your earliest convenience. Thank you for your continued service to Roper.

Sincerely yours,

__________________________
Wilbur J. Prezzano
Chairman of the Board of Directors
Roper Technologies, Inc.

Accepted by:

___________________________        _______________________, 2019
Laurence Neil Hunn     Date

Appendix A

CONFIDENTIALITY, INTELLECTUAL PROPERTY,
NON-COMPETITION AND NON-SOLICITATION COVENANTS
These Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Covenants are made by L. Neil Hunn for the benefit of Roper Technologies, Inc. (the “Covenants”).
WHEREAS, my participation in the Long-Term Incentive Opportunity with Roper Technologies, Inc. is conditioned upon agreement to these Covenants, in consideration of Roper Technologies, Inc.’s grant of such Long-Term Incentive Opportunity and the mutual promises contained in the Letter Agreement, Roper Technologies, Inc. and I agree to the following terms and conditions:
1.     Position of Trust. As used herein: “Company” means Roper Technologies, Inc., and any Affiliate that I am transferred to, am entrusted with Confidential Information about, or am required to provide services to in the course of my employment or services. “Affiliate” is any corporation, entity or organization that Roper Technologies, Inc. owns a controlling interest in or that is under common ownership and control with Roper Technologies, Inc. I acknowledge that I am being placed in a position of special trust and confidence. I understand that the Company has spent and will continue to spend substantial time and money developing its technologies, products and services and training its employees on its technologies, products and services. The Company also has dedicated its time and resources developing and maintaining relationships with existing and potential customers, clients, referral sources and vendors. Through my position, the Company will provide me with one or more of the following: (a) Confidential Information; (b) authorization to develop and expand relationships with customers, prospective customers, and others involved in the Company’s business that are key to the development of goodwill for the Company; and/or (c) specialized training related to the Company’s business and customers. I understand that the Company will provide me with one or more of these items in reliance upon my promise to abide by the restrictions contained in these Covenants. I agree that the business in which the Company is engaged is extremely competitive and that through my employment with the Company I have received and had access to and will receive and have access to Confidential Information (as defined below), customer contact, and proprietary materials related to the Company’s business that would give me an unfair competitive advantage in competition against the Company if not subject to restrictions provided for in these Covenants.
2.     Nondisclosure Obligation. I agree not to engage in any unauthorized use or disclosure of Confidential Information and to limit my use of such information to purposes that further the Company’s business interests consistent with my assigned job duties. As used herein, “Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible) related to the Company’s business that Company has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) Company’s business plans and analysis, customer and prospective customer lists, marketing plans and strategies, research and development data, buying practices, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, clients and acquisition targets) that such third parties provide to Company in confidence. Confidential Information will remain protected under these Covenants if made public by improper means (such as an unauthorized disclosure by me or another person). I understand and agree that the obligations of this paragraph shall continue to apply after the termination of my employment for any reason. Nothing herein prohibits a disclosure of information that is compelled by law; provided, however, that to the extent allowed by law, if I am compelled to disclose Confidential Information I will give Company as much advance written notice as possible under the circumstances and will cooperate with Company in any legal action undertaken to protect the confidentiality of the information. Nothing in these Covenants is intended or shall be construed to prohibit or discourage me from reporting of, or opposition to, an illegal act, or as limiting or impeding the right of a non-managerial and non-supervisory employee who is covered by the National Labor Relations Act (the “Act”) from using or sharing information about terms and conditions of employment (such as wages, hours, or working conditions) for purposes that are protected under Section 7 of the Act (such as organization or collective bargaining).
3.    Intellectual Property Obligations. I understand that I am expected, through my position with the Company, to use my creative and inventive capacities to assist the Company. I agree that during my employment I will promptly disclose to the Company any Intellectual Property that I create, conceive, or contribute to. “Intellectual Property” means any item that would qualify as an Invention or Copyrightable Work. “Copyrightable Works” means all original works of authorship that I prepare, alone or with others, within the scope of my employment with Company or that relate to a line of business that Company is engaged in or may reasonably be anticipated to engage in, including, but not limited to, reports, computer programs, mask works, drawings, designs, documentation and publications. “Inventions” means all intellectual property, inventions, designs, discoveries, innovations, ideas, know-how and/or improvements, whether patentable or not, and whether made by me alone or jointly with others, which (a) relate to the existing or foreseeable business interests of Company, (b) relate to Company’s actual or anticipated research or development, (c) were developed or discovered with the assistance of Company tools, equipment, personnel or other resources, or (d) are suggested by, related to or results from any task assigned to me, Confidential Information provided to me, or work performed by me for or on behalf of the Company.
3.1    Ownership of Intellectual Property. I agree that all Inventions are and will remain the sole and exclusive property of Company. I do hereby grant and assign all of my right(s), title and interest in and to any and all Inventions, inclusive of all moral rights and rights of control of any kind, to the Company. I recognize that all Copyrightable Works shall to the fullest extent permissible be considered “works made for hire” in the United States as defined in the U.S. Copyright Laws and in any other country adhering to the “works made for hire” or similar notion. All such Copyrightable Works shall from the time of creation be owned solely and exclusively by Company throughout the world. If any Copyrightable Works or portion thereof shall not be legally qualified as a work made for hire in the United States or elsewhere, or shall subsequently be held to not be a work made for hire, I do hereby grant and assign all of my right(s) (inclusive of all moral rights and rights of control of any kind), title and interest in and to any and all Copyrightable Works, and all registered and applied for copyrights therein, to the Company.
3.2    Cooperation Obligation. When requested to do so by Company, either during or subsequent to my employment with Company, I will (a) execute all documents requested by Company for the vesting in Company of the entire right, title and interest in and to the Inventions, Confidential Information and Copyrightable Works, and all patent applications filed and issuing on the Inventions; (b) execute all documents requested by Company for filing and obtaining of patents or copyrights; and (c) provide assistance that Company reasonably requires to protect its right, title and interest in the Inventions, Confidential Information and Copyrightable Works, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Inventions, Confidential Information and Copyrightable Works. The Company shall have full control over all applications for patents or other legal protection of these Inventions and Copyrightable Works. The Company is not obligated to use or exploit these Inventions or Copyrightable Works or attribute them to me. In the event that there is any invention, copyrightable work, idea, discovery, development, or other intellectual property that I own or in which I have an interest that is not owned by the Company pursuant to the above terms, and such intellectual property is incorporated into any product or service of the Company, then I hereby grant to the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to any such item that is so incorporated, including all rights to make, use, sell, reproduce, display, modify, or distribute the item.
4.    Nonsolicitation and Noncompete Obligations. As used herein, the following definitions shall apply: “Conflicting Product or Service” means any product or service of any person or organization other than Company that competes with a product or service of the Company, whether in existence or under development, that I had involvement with or received Confidential Information about during the Look Back Period. The “X Look Back Period” refers to the last two (2) years of my employment with Company or such lesser period as I may have been employed with the Company and the “Y Look Back Period” refers to the last twelve (12) months of my employment with the Company or such lesser period as I may have been employed with the Company. “Conflicting Organization” means any person or organization which is engaged in or planning to become engaged in development, production, marketing, or selling of a Conflicting Product or Service. “Covered Customer” is a Company customer (person or entity) that I, or persons under my supervision or management, had business-related contact or dealings with on behalf of the Company in the Y Look Back Period. A customer is understood to include persons or entities that the Company is doing business with (as reflected by any sales or services provided to that person in the preceding two (2) year period) and those with whom the Company has a reasonable expectation of doing business based upon proposals or other business-related contact engaged in with the person or entity in the six (6) month period preceding the termination of my employment with the Company. “Assigned Territory” is the geographic area, by state, county, or other recognized geographic boundary that is assigned to me as a limitation on where I am to do business for the Company if my responsibilities for the Company are limited to, or confined to a specific geographic territory. The Company does business throughout the United States and worldwide in all other countries where it can lawfully do business. Accordingly, if I am not provided a more limited territory assignment, then the Assigned Territory applicable to me shall be understood to be the state(s) where I am employed and provide services, the United States, and the other countries throughout the world where the Company marketed products or services that I had involvement with, during the Y Look Back Period. To “solicit” refers to any intentional communication or conduct that encourages or induces action in another party or is likely to do so, without regard for which party first initiated contact or communication, and without regard to whether the communication or conduct was in response to an inquiry or request. The date or event of “termination of employment” refers to the end of employment regardless of which party ends the employment relationship, why the relationship is ended, or how the relationship is ended (resignation, dismissal, lay off, end of fixed employment term, or otherwise).
4.1    Non-Compete. During my employment with Company, I will avoid competing with the Company or providing unauthorized assistance to a Conflicting Organization. In order to protect the Company’s trade secrets and other legitimate business interests invested in me, for a period of twenty-four (24) months after the termination of my employment for any reason, I will not engage in any “Competing Activities” within my Assigned Territory. “Competing Activities” are any activities or services for a Conflicting Organization (as an employee, consultant, contractor, officer, owner, director, or otherwise) that (a) involve performing, supervising, or managing services that are the same as or similar in function or purpose to those I performed, supervised, or managed for the Company in the X Look Back Period, (b) involve a Conflicting Product or Service, or (c) would be likely to involve the use of Confidential Information. Notwithstanding the foregoing, I may accept employment with a Conflicting Organization whose business is diversified and which is, as to that part of its business in which I accept employment, not a Conflicting Organization if prior to acceptance I provide the Company written notice of the position I am taking and provide written assurances satisfactory to Company that the position will not involve a Conflicting Product or Service or involve use of Confidential Information.
4.2    Nonsolicitation of Customers. In order to protect the Company’s trade secrets and other legitimate business interests, during my employment with Company and for a period of twenty-four (24) months after the termination of my employment for any reason, I will not, in person or through the direction or control of others, knowingly solicit business from, contact or communicate with a Covered Customer for the purpose of (a) selling or servicing a Conflicting Product or Service, or (b) diverting a business opportunity away from the Company. The foregoing is understood to be reasonably limited by geography to the locations where the Covered Customer does business and is available for contact. If a geographic limitation is required under applicable law or if at the time of the termination of my employment my primary area of responsibility is limited to the sale or provision of products or services within one or more Assigned Territories (applicable to myself or individuals I manage or supervise), then the post-employment restrictions set forth herein shall include and be limited to those Assigned Territory(s) applicable to me during the Y Look Back Period.
4.3    Nonsolicitation of Employees and Sales Representatives. During my employment with the Company, and for a period of twenty-four (24) months after the termination of my employment for any reason, I will not solicit or communicate with, in person or through others, an employee or individual sales representative of the Company that I worked with or became familiar with as a result of my association with the Company, for the purpose of inducing or encouraging such person to end his or her relationship with the Company or to provide services to a Conflicting Organization. Nothing in this Section 4.3 is intended to prohibit general advertising to fill an opening in a publication directed to the public at large (such as a “want ad” in a newspaper) (and any subsequent hiring as a result thereof) so long as it does not target the Company’s employees or representatives.
5.    Additional Terms, Conditions, and Representations.
5.1    No Violation of Agreements with Prior Employers. I am under no contractual obligations with a prior employer or other party that would prohibit me from being employed with the Company or from performing the duties of the position I hold with the Company. I agree that I will not disclose to the Company or use for the Company’s benefit any information that to my knowledge is proprietary or confidential to any of my prior employers, without proper consent from the prior employer, if I am in possession of any such information.
5.2    Provisions are Reasonable. I acknowledge and agree that it is reasonable and necessary for the protection of the goodwill and continued business of Company that I abide by these Covenants during and following my employment with Company and that Company will suffer irreparable injury, loss, harm and damage if I engage in conduct prohibited by these Covenants. My experience and abilities are such that compliance with these Covenants will not cause any undue hardship or unreasonable restriction on my ability to earn a livelihood and that the restrictions on my activities during and after employment do not prevent me from using skills in any business or activity that is not in competition with Company. Nothing in these Covenants shall be construed to limit or reduce any common law or statutory duty I would otherwise owe to Company absent these Covenants, including but not limited to my duty of loyalty and fiduciary duty as an employee placed in a special position of trust; nor shall these Covenants limit or eliminate any remedies available to the Company for a violation of such duties.
5.3    Notifications Related to New Employment. I acknowledge that I will have the responsibility to inform any prospective employer of these Covenants and their restrictions prior to accepting employment with such employer. The Company and I are both entitled to express our opinions to others about the applicability of these Covenants to third parties. While I reserve the right to communicate my disagreement with such an opinion if I disagree, I recognize the Company’s legitimate business interest in expressing its opinion to a third party (such as, but not limited to, a prospective employer or a customer of the Company) and consent to it doing so if it believes such is necessary.
5.4    Special Remedies. I recognize that any breach by me of these Covenants will cause the Company irreparable harm that cannot be compensated adequately by an award of monetary damages. I agree that the Company may seek and obtain injunctive relief in addition to damages the Company may recover at law. If I violate one of the post-employment restrictions in these Covenants on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day I am found to be in violation of it, up to a maximum extension of time equal in length to the original period of restriction, so as to give the Company the benefit of a period of forbearance by me that is equal to the original length of time provided for. All remedies for enforcement of these Covenants shall be cumulative and not exclusive. If a legal action becomes necessary for the Company to enforce these Covenants, the Company shall have the right to recover the reasonable attorneys’ fees and costs it incurs as a result of such action in the event it prevails in any such action.
5.5    Survival. To the extent any portion of these Covenants or any portion of any provision of these Covenants is held to be invalid or unenforceable within a particular jurisdiction, such provision shall be construed by limiting and reducing it so as to contain the maximum restrictions permitted by applicable law within that jurisdiction. All remaining provisions of these Covenants, and/or portions thereof, shall remain in full force and effect and the enforceability of these Covenants outside the jurisdiction at issue shall not be affected. Except where otherwise prohibited by applicable law, all of the individual restrictive covenants contained within these Covenants, shall be construed as agreements independent of one another and any other provision of these Covenants and shall survive the termination of my employment for any reason; and, the existence of any claim or cause of action against the Company, whether predicated on these Covenants or otherwise, shall not constitute a defense to the enforcement by the Company of such provisions.
5.6    Waiver or Modification / Assignability. Neither these Covenants, nor any term or provision hereof, may be waived or modified in whole or in part by either party without the party that holds the right to enforce such provision expressly waiving the right to enforce such provision in writing. In the event of such a waiver from the Company, the Company’s waiver must be in writing from an officer of Roper Technologies, Inc. expressly stating that it is intended to operate as a waiver or modification of these Covenants. These Covenants shall inure to the benefit of the Company, without the need for any further action by me. I understand that the Company is the intended beneficiary of these Covenants, and that any one or more of same with a material interest in my compliance with these Covenants may enforce this Agreement. I agree that these Covenants are assignable by the Company. I hereby consent and agree to assignment by the Company of these Covenants and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition consummated by the Company relating to all or part of its assets.
5.7    Transfer or Renewal of Employment. These Covenants will be deemed to continue during any periods of renewal of my employment, including, but not limited to, periods of employment following promotions or transfers, or during any subsequent re-employment by the Company.
Nothing in these Covenants prohibits me from reporting an event that I reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. I am hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.